Exhibit 10.10

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is made on February 17, 2012, by and between iSatori Technologies, Inc. (the “Company”) and Stephen D. Adele (“Executive”).  The Company and Executive collectively are referred to as the “Parties” and individually as a “Party.”  This Agreement amends and restates in its entirety that certain Executive Employment Agreement made by and between the Company and Executive dated August 17, 2011.

RECITALS

WHEREAS, Executive agrees to be employed by the Company upon and subject to the terms herein; and

WHEREAS, the Company agrees to employ Executive upon and subject to the terms herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, and agreements contained herein, the legal sufficiency of which is acknowledged by the Parties, and intending to be legally bound, the Parties agree as follows:

TERMS

1.

Office and Duties.  Executive shall have the titles of Chief Executive Officer (“CEO”) or such other titles as designated by the Board of Directors of the Company (the “Board”) and shall report to the Company’s Board.  Executive shall perform such tasks commensurate with this position and as may from time to time be assigned by the Board.  Executive shall devote all business time, labor, skill, undivided attention, and best ability to the performance of Executive’s duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company.  During Executive’s employment with the Company, Executive shall not directly or indirectly engage in any other employment, consulting, or contractor activities without prior written consent of the Board, with the exception of passive personal investments not in breach of any other term or provision hereof.  Executive agrees to travel to whatever extent is reasonably necessary to perform Executive’s duties under this Agreement, at the Company’s expense.

2.

Term of Agreement.  Subject to the provisions for earlier termination set forth in Section 4 below, this Agreement shall commence on the Effective Date of February 17, 2012, and continue in effect for one (1) year (the “Term”); and is renewable each year, in annual terms, on the anniversary date.  The parties may agree in writing to extend the term of this Agreement prior to its expiration.

3.

Compensation and Benefits.

a.

Base Salary.  The Company will pay Executive a salary for services rendered under this Agreement at a rate of two hundred twenty-five thousand dollars ($225,000) per annum (“Base Salary”), payable in installments in accordance with the Company’s standard payroll practices, subject to such payroll and withholding deductions as are required by law or such greater amounts as authorized by Executive.

b.

Benefits.  Executive will be entitled to participate in the employee benefit plans offered to all employees of the Company; and will be fully paid for by the Company.  Except as provided herein, the Company shall not be required to establish or continue any benefit plans or take any action to cause Executive to be eligible for any such benefits on a basis more favorable than that applicable to all its employees generally.  The Company reserves the right to modify or discontinue any benefit plan or policy in the Company’s sole discretion.

c.

Vacation.  Vacation pay shall accrue pursuant to the Company’s vacation accrual policy applicable to all employees of the Company.  Executive agrees to provide the Board with reasonable notice of Executive’s vacation schedule, which is subject to the Board’s approval.

d.

Bonus.  In addition, management including Executive can earn a bonus based on financial performance.  The financial performance will be based on net income before taxes (GAAP).    During year one, ending February 17, 2013, the hurdle rate will be 8% of revenues pre tax.  Of amounts over 8%, one-third of this amount can be paid out in a bonus.  The hurdle rate will increase to 9% in the second year and 10% in the third year.  The bonus can be accrued and paid on a quarterly basis with 70% paid and the remaining 30% carried to year end.

e.

Expenses.  The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

4.

Confidential Information and Intellectual Property.  The Executive recognizes and agrees that all of the intellectual property of iSatori Technologies or the Company relating to the Company’s business, or used in the Company’s business, and owned by Executive or any of Executive’s affiliated companies, including all copyrights, trademarks, or other intellectual property rights are the exclusive property of the Company, and shall be assigned by Executive to the Company.

5.

Section 409A.

a.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed accordingly.  It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A.  To the extent such potential payments or benefits are or could become subject to Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed.  Executive shall, at the request of the Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A.

b.

If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A, the Company in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includible in the income of Executive, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation § 1.409A-3(j)(vii).

c.

No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation § 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.

d.

The right to each payment described in this Agreement shall be treated as a right to a series of separate payments and a separately identifiable payment for purposes of Section 409A.

e.

The definition of Good Reason is intended to constitute “good reason” as such term is used in Treas. Reg. §1.409A-1(n)(2) and shall be interpreted and construed accordingly, and to the maximum extent permitted by Section 409A and guidance thereunder, a termination for Good Reason shall be an “involuntary separation from service” as such term is used in Treas. Reg. §1.409A-1(n).  For purposes of Paragraph 4 of this Agreement, “termination” (or any similar term) when used in reference to Executive’s employment shall mean “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder, and Executive shall be considered to have terminated employment with the Company when, and only when, Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

6.

Entire Agreement and Amendments.  This Agreement is the entire agreement between the Parties.  This Agreement supersedes any and all prior oral or written promises or agreements between the Parties.  Executive acknowledges that Executive has not relied on any promise, representation, or statement other than those set forth in this Agreement.  This Agreement cannot be modified except in writing signed by all Parties.

7.

Headings and Construction.  The headings in this Agreement are for convenience only, and they shall not affect its interpretation.  The term “Paragraph” shall refer to the enumerated paragraphs of this Agreement.  The term “subparagraph” shall refer to the enumerated subparagraphs of this Agreement.  The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of the Parties.  Accordingly, the Parties agree that the rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in any interpretation of this Agreement.

8.

Severability.  The covenants in this Agreement shall be construed (a) as independent of one another and (b) as obligations distinct from one another and any other contract between Executive and the Company.  If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provision hereof.  In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the Parties to the fullest extent permitted by applicable law.  Any claim by Executive against the Company shall not constitute a defense to enforcement by the Company of this Agreement.

9.

Waiver.  The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.

10.

Assignment.  The Company may assign its rights under this Agreement.  No other assignment is permitted except by written permission of the Parties.

11.

 Notices.  All notices, demands, waivers, consents, approvals, or other communications required hereunder shall be in writing and shall be deemed effective upon arrival to the following addresses via: (a) personal delivery; (b) deposit in United States Post Office by registered or certified mail, postage prepaid, addressed to the other Party; or (c) confirmed arrival by same day or overnight courier service.

If to the Company to:

iSatori Technologies, Inc.

15000 West 6th Avenue, Suite 202

Golden, CO 80401

Attn: Kay Evans, Human Resources

With a copy to:

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

Attn:  Jeffrey R. Brandel, Esq.

If to Executive, to:

Stephen D. Adele

14484 W. Dartmouth Ave.

Lakewood, CO 80228

Notice of any change in any such address shall also be given in the manner set forth above.  Whenever the giving of notice is required, the giving of such notice may be waived by the Party entitled to receive such notice.

12.

Governing Law and Venue.  This Agreement shall be construed and enforced in accordance with Colorado law without regard to its conflicts of law provisions.  Any action arising from or related to this Agreement shall be brought in the state or federal courts in Colorado.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement on the dates below.

iSATORI TECHNOLOGIES, INC.	EXECUTIVE

By:	Printed Name:
Title:	Date:
Date: